Exhibit 99.1
NEWS RELEASE
DEL MONTE FOODS TO SELL STARKIST SEAFOOD TO DONGWON

Announcement Highlights
▪	Del Monte enters into an agreement to sell its seafood business, including StarKist, to Dongwon Enterprise for ~$363 million, subject to a working capital adjustment

▪	Sale price represents a multiple of approximately 6 - 7 times the average of the trailing three-year contributed EBITDA of the seafood business

▪	Divestiture expected to improve overall margin structure, reduce earnings volatility, and enable Del Monte to focus resources on faster growing, value-added, and higher margin businesses

▪	Divestiture expected to be ~$0.03 dilutive to Del Monte’s original F09 earnings per share from continuing operations guidance of $0.58-$0.62

▪	Company now expects F09 EPS from continuing operations guidance to be toward the lower end of its $0.58-$0.62 guidance range

▪	Transaction expected to also result in a net after-tax book gain of ~$0.15 per share related to discontinued operations

▪	Transaction expected to generate net after-tax cash proceeds of ~$300 million

▪	Proceeds will be applied toward debt reduction to deleverage the balance sheet, reducing projected year-end fiscal 2009 Debt/EBITDA to ~3.6x from ~4.0x
SAN FRANCISCO, June 29, 2008 - Del Monte Foods Company (NYSE: DLM) (“Del Monte”) announced today that Del Monte Corporation, its wholly-owned subsidiary, has entered into an agreement to sell its seafood business, including StarKist, to Dongwon Enterprise Co., Ltd. (“Dongwon Enterprise”); Dongwon F&B Co., Ltd. (“Dongwon F&B”); and Dongwon Industries Co., Ltd. (“Dongwon Industries”, and collectively with Dongwon Enterprise and Dongwon F&B, “Dongwon”) for $363 million, subject to a working capital adjustment.

“The divestiture of our seafood business, including StarKist, is a significant step in the realignment of our portfolio toward higher margin, higher growth businesses,” stated Rick Wolford, Chairman and Chief Executive Officer. “This divestiture will immediately help improve our margin structure, eliminate a source of earnings volatility and reduce our debt leverage. Importantly, this step is also consistent with our recently announced sharpened strategy targeted to accelerate growth by investing in faster growing, value-added, higher margin branded businesses, supported by our recent marketing-centric organizational realignment. Combined, these factors are expected to position Del Monte for improved earnings performance and sustained growth.”
Wolford continued, “Given the unique dynamics of our seafood business, including its heavy dependence on a single input cost and participation in a comparatively lower growth category, StarKist was no longer an ideal fit for Del Monte, given our sharpened strategic focus going forward. That said, StarKist is clearly an extraordinary business with very strong brand recognition and a loyal consumer base which make it an attractive asset for Dongwon. We believe the work the StarKist team did to improve marketplace performance, including innovation accomplishments, provides a strong foundation for Dongwon to build upon. In sum, we believe that StarKist seafood will thrive with Dongwon, which is strategically focused on leveraging the seafood business model and StarKist’s inherent capabilities.”
“We believe that the acquisition of StarKist seafood will help Dongwon establish a strong foothold and penetration in the U.S. market as we look to drive Dongwon’s initiatives for globalization,” said Ingu Park, Vice-Chairman of Dongwon Enterprise. “We also believe that StarKist seafood will broaden Dongwon’s distribution network and capabilities while fortifying Dongwon’s presence as a leading provider of marine products in the global market. We believe that StarKist is highly complementary to our existing portfolio and to our long history of operating in the seafood business. We look forward to leveraging the skills and knowledge of the talented StarKist team and building upon the great business they have created.”
The divestiture includes the sale of Del Monte’s manufacturing capabilities in American Samoa; Manta, Ecuador; and certain manufacturing assets associated with StarKist seafood located in Terminal Island, California and Guayaquil, Ecuador. Upon closing, all of Del Monte’s direct plant employees related to the seafood business and approximately 34 other salaried positions are expected to join Dongwon. Under the terms of the agreement, upon closing, Del Monte will enter into a two year Operating Services Agreement with Dongwon where Del Monte will provide operational services, such as warehousing, distribution, transportation, sales, IT, and administration, for Dongwon.
In fiscal 2008, the seafood business generated approximately $560 million of net sales and contributed approximately $0.12 (excludes impact from G&A overhead which will remain with Del Monte after the transaction) to earnings per share on a stand-alone basis.
Del Monte Foods Estimated Fiscal 2008 GAAP Financial Results1
Continuing Operations (excludes StarKist Seafood)
($ in millions)

	Q1 F08	Q2 F08		Q3 F08	Q4 F08	F08[2]
Net Sales	$627	$808		$869	$876	$3,180
Operating Income	36	76	`	110	97	319
Income from Continuing Operations	(3)	22		46	43	108
EPS from Continuing Operations	($0.01)	$0.11		$0.21	$0.23	$0.54

[1]	Numbers are an approximation and are subject to change pending close of the transaction.

[2]	Numbers may not sum due to rounding.
In fiscal 2009, the divestiture currently is expected to be approximately $0.03 dilutive to Del Monte’s original earnings per share from continuing operations guidance. The expected forgone shared overhead coverage of the seafood business (which will occur as a result of the divestiture) and the expected higher ongoing tax rate are anticipated to be partially offset by the expected income from the Operating Services Agreement and the expected reduction of interest expense.
In fiscal 2010, the transaction is expected to be essentially neutral to Del Monte’s EPS from continuing operations. Once the Operating Services Agreement is completed in early fiscal 2011, the Company anticipates that the forgone shared overhead coverage of the seafood business as a result of the divestiture will be largely mitigated by a combination of continued net sales growth as well as by disciplined cost management.

Estimated F09 Impact from the Sale of the Seafood Business
(EPS from Continuing Operations)

F09 Estimated
Impact
F09 EPS from Continuing Operations Guidance (6/5/08)	$0.58-$0.62

F09 portion of 2 Year Operating Services Agreement[1]	~$0.05
Reduction of interest expense	~$0.03
G&A costs retained by Del Monte[2]	~$(0.09)
Tax Rate Impact[3]	~$(0.02)

F09 EPS from Continuing Operations Guidance (6/25/08)	$0.58-$0.62 (lower end)

1.	Reflects the expected impact of two-year Operating Services Agreement between Del Monte and Dongwon for post-closing portion of fiscal 2009
2.	Reflects anticipated Company general and administrative costs which are part of Del Monte Foods’ ongoing operations
3.	Reflects expected impact from the anticipated increase in Company tax rate, as a result of no longer owning operations in Ecuador and American Samoa
In addition, discontinued operations from the seafood business is expected to contribute approximately $0.13 to Del Monte’s As Reported EPS in fiscal 2009, reflecting an expected approximate $0.15 after-tax gain on the sale of the seafood business partially offset by $0.02 of expected loss from the seafood business for the pre-closing portion of the fiscal 2009 year.
The sale price represents a multiple of approximately 6 to 7 times the average of the trailing three-year contributed EBITDA of the seafood business. The transaction is expected to generate net after-tax cash proceeds of approximately $300 million, which will be applied toward debt reduction, in accordance with the Company’s Credit Agreement dated as of February 8, 2005, as amended through April 25, 2008. The Company’s projected Debt to EBITDA ratio for year-end fiscal 2009 is expected to improve to approximately 3.6x from approximately 4.0x due to the deleveraging impact of this transaction.

The Company will provide further details, including updating fiscal 2009 net sales and margin guidance, at its 2008 Analyst and Investor Day, which will be held in New York on July 8, 2008.
The divestiture of the seafood business, which is subject to regulatory approval, is expected to be completed during the Company’s second quarter of fiscal year 2009. Merrill Lynch & Co. is acting as financial advisor to Del Monte Corporation for the sale of the seafood business.
About Del Monte Foods
Del Monte Foods is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, generating more than $3.7 billion in net sales in fiscal 2008. With a powerful portfolio of brands including Del Monte®, StarKist®, S&W®, Contadina®, College Inn®, Meow Mix®, Kibbles ‘n Bits®, 9Lives®, Milk-Bone®, Pup-Peroni®, Meaty Bone®, Snausages® and Pounce®, Del Monte products are found in nine out of ten U.S. households. The Company also produces, distributes and markets private label food and pet products. For more information on Del Monte Foods Company (NYSE: DLM) visit the Company’s website at www.delmonte.com.
Del Monte. Nourishing Families. Enriching Lives. Every Day.TM
About Dongwon
Dongwon Enterprise is a holding company and indirectly owns majority stakes in 17 affiliates. More information about Dongwon Enterprise is available at www.dwep.co.kr.
Dongwon Industries mainly engages in fishery business and has 28% of market share in Korea among fish suppliers. More information about Dongwon Industries is available at www.dwml.co.kr.
Dongwon F&B is a leading food and beverage manufacturing company of which one of the main products is canned tuna. It is a dominant player in the Korean tuna market, with market share of 75%. More information about Dongwon F&B is available at www.dw.co.kr.
Forward-Looking Statements
This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to: the planned sale of the Company’s seafood business and timing thereof; the expected sale price, which is subject to a working capital adjustment; the expected impact of the planned sale; the expected proceeds from such sale and the expected use and impact thereof; the planned operating services to be provided to the buyer after closing, the impact thereof, and the timing of receipt of income therefrom; the expected impact on the Company’s tax rate; expected future G&A costs; the expected impact of the planned sale on the Company’s fiscal 2009 results (including EPS and leverage), fiscal 2010 results, and fiscal 2011 results; expected results from discontinued operations, including the expected after-tax gain on the sale; expected net sales growth; disciplined cost management; planned investments and the impact of those investments; and future growth, financial operating results and related matters.

Factors that could cause actual results to differ materially from those described in this press release include, among others: failure to obtain regulatory approvals or satisfy other conditions necessary to consummate the planned sale of the Company’s seafood business on a timely basis, if at all; and other issues affecting the expected closing or consequences of the sale, including indemnification and other ongoing obligations under the sale and ancillary agreements (including the Operating Services Agreement), liabilities retained in connection with the planned sale, the book and tax basis of the net assets to be divested, the working capital of the seafood business upon closing, and the costs associated with the planned sale.
Additional factors that could cause actual results (particularly the Company’s future operating results, leverage and related matters) to differ materially from those described in this press release include, among others: general economic and business conditions; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, grains (including corn), meat by-products (including fats and oils) and tuna; the accuracy of our assumptions regarding costs and other matters; our ability to increase prices and manage the price gap between our products and competing private label products; our ability to reduce costs; logistics and other transportation-related costs; our pet food and pet snacks recall which began in March 2007 or other product recalls; our debt levels and ability to service and reduce our debt; use of cash; reduced sales, disruptions, costs or other charges to earnings or expenses that may be generated by our strategic plan and transformation plan efforts; timely launch and market acceptance of new products; competition, including pricing and promotional spending levels by competitors; efforts to improve the performance and market share of our businesses; changes in U.S., foreign or local tax laws and effective rates; effectiveness of marketing and trade promotion programs; changing consumer and pet preferences; the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer; availability, terms and deployment of capital; interest rate fluctuations; product liability claims and other litigation; reliance on certain third-parties, including co-packers, our broker and third-party distribution centers or managers; acquisitions, if any, including identification of appropriate targets and successful integration of any acquired businesses; weather conditions; crop yields; any acceleration of our departure from Terminal Island, CA; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including environmental regulations and import/export regulations or duties; wage rates; industry trends, including changes in buying, inventory and other business practices by customers; public safety and health issues; and other factors.
These factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.
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CONTACTS:

Media Contact	Analyst/Investor Contact
Brandy Bergman/Robin Weinberg	Jennifer Garrison/Katherine Husseini
Sard Verbinnen	Del Monte Foods
(212) 687-8080	(415) 247-3382
investor.relations@delmonte.com